Schedule 1.5
ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Escrow Agreement”) dated as of the 1st day of May 2005 (the “Agreement”), by and among IDENTITY, INC., a Delaware corporation with its principal place of business located at 20371 Cockerill Road, Purcellville, Virginia 20132 (“Identity”) and DANIEL R. NELSON, an individual resident of the State of Georgia with an address at 1536 32nd Street Columbus, Georgia 31904, the stockholder of Identity (“Seller”), AIRBEE WIRELESS, a Delaware corporation with its principal place of business located at 9400 Key West Avenue, Rockville, Maryland 20850 (“Airbee”), and AIRBEE AUTOMOTIVE GROUP, INC., a Delaware corporation with its principal place of business located at 9400 Key West Avenue, Rockville, Maryland 20850 (“SUB”), and Adorno & Yoss, LLP, a Florida limited liability partnership with its office located at 350 East Las Olas Blvd., 17th Floor, Fort Lauderdale, FL 33301 (the “Escrow Agent”).

W I T N E S S E T H

WHEREAS, Identity, Seller, Airbee and SUB are parties to a certain Agreement and Plan of Merger executed concurrently herewith (the “Merger Agreement”).

WHEREAS, the parties to the Merger Agreement have executed the Merger Agreement and certain other agreements with respect thereto, and the Merger Agreement provides for, among other things, 1,500 shares of Identity’s common stock to be converted into the right to receive an aggregate of 7,692,808 shares of Airbee common stock (the “Airbee Common Stock”), of which 50% of the Airbee Common Stock shall be deposited in an escrow account (the “Escrow Shares”) and released on the completion by Identity and its predecessor of audited financial statements for the period commencing August 1, 2003 through March 31, 2005 (the “Financial Statements”) and acceptance of the Financial Statements by Airbee, in its sole discretion, and filing of the Financial Statements with the Securities and Exchange Commission no later than June 15, 2005.

WHEREAS, the Escrow Agent has agreed to facilitate the closing of the transactions set forth in the Merger Agreement, upon the terms and conditions set forth in this Escrow Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

1. Appointment of Escrow Agent. Identity, Seller, Airbee and SUB hereby appoint the Escrow Agent as escrow agent upon the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment. This Escrow Agreement and the Escrow Agent’s obligations hereunder shall commence on the date first written above.

2. Delivery of Escrow Shares. In connection with the execution of this Escrow Agreement, Airbee has delivered to Escrow Agent the Escrow Shares.

3. Effectuation of Transaction. The parties agree that the Escrow Shares shall be held in escrow pending the satisfaction of certain conditions set forth in Section 1.5 and Section 2.1 of the Merger Agreement. The parties shall have until 5:30 pm EST June 15, 2005, to provide Escrow Agent with written notification that said conditions have been satisfied or waived (a “Distribution Notice”). In the event a Distribution Notice is received by the Escrow Agent on or before 5:30 pm EST June 15, 2005, the Escrow Agent shall release the Escrow Shares to Seller. In the event the Escrow Agent shall not have received a Distribution Notice on or before 5:30 pm EST June 15, 2005, the Escrow Agent shall return the Escrow Shares to Airbee for cancellation in full and complete satisfaction of the obligations and duties of Escrow Agent hereunder.

4. Disbursement into Court. At any time, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in any court it deems appropriate, to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. During the pendency of any such action, the Escrow Agent may suspend the performance of any of its obligations under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be). The Escrow Agent shall have no liability to the parties hereto or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Shares or any delay in or with respect to any other action required or requested of Escrow Agent.

5. Limitation of Responsibility and Liability and Duties of the Escrow Agent. The acceptance by the Escrow Agent of its duties as such under this Escrow Agreement is subject to the following terms and conditions, which all parties to this Escrow Agreement hereby agree shall govern and control with respect to the rights, duties, liabilities and immunities of the Escrow Agent:

(a) The Escrow Agent shall not be liable for any error in judgment or mistake of law or fact, or for any action taken or omitted to be taken by it, or any action suffered by it to be taken or omitted by it, in good faith and in the exercise of its own best judgment. The Escrow Agent shall not be liable for any delay in delivering the Escrow Shares to any party to this Escrow Agreement, absent its own gross negligence or willful misconduct.

(b) The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Escrow Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the parties hereto and, if the duties or rights of the Escrow Agent are affected by any such modification of or waiver under this Escrow Agreement unless the Escrow Agent shall have given its prior written consent thereto.

(c) The Escrow Agent shall be indemnified and held harmless by the parties hereto, upon demand by the Escrow Agent, from and against any claims, demands, losses, damages, liabilities, costs and expenses, including counsel fees and disbursements, (collectively, “Damages”) suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim, or in connection with any claim or demand, which in any way directly or indirectly arises out of or relates to this Escrow Agreement, the services of the Escrow Agent hereunder, the monies or other property held by it hereunder or any such Damages. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall, if a claim in respect thereof shall be made against the other parties hereto, notify such parties thereof in writing; but the failure by the Escrow Agent to give such notice shall not relieve any party from any liability which such party may have to the Escrow Agent hereunder, except to the extent of actual prejudice demonstrated by such party. The obligations of the parties under this subsection shall survive any termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

(d) The Escrow Agent may resign at any time and be discharged from its duties as Escrow Agent hereunder by its giving the other parties hereto prior written notice of at least seven (7) business days. As soon as practicable after its resignation, the Escrow Agent shall turn over to a successor escrow agent appointed by the other parties hereto, jointly, all of the Escrow Shares held hereunder upon presentation of the document appointing the new escrow agent and its acceptance thereof. If no new escrow agent is so appointed within the twenty (20) day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it deems appropriate.

(e) The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Shares, without determination by the Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Shares is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

6. Governing Law; Jurisdiction, Venue. This Escrow Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Florida are applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles. The parties further: (a) agree that any legal suit, action or proceeding arising out of or relating to this Escrow Agreement shall be instituted exclusively in any Federal or State court of competent jurisdiction within the County of Broward, State of Florida, (b) waive any objection that they may have now or hereafter to the venue of any such suit, action or proceeding, and (c) irrevocably consent to the in personam jurisdiction of any Federal or State court of competent jurisdiction within the County of Broward, State of Florida in any such suit, action or proceeding. The parties each further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in a Federal or State court of competent jurisdiction within the County of Broward, State of Florida, and that service of process upon the parties mailed by certified mail to their respective addresses shall be deemed in every respect effective service of process upon the parties, in any action or proceeding.

7. Notices. All notices and communications shall be deemed to have been duly given: at the time (a) delivered by hand, if personally delivered; (b) when received, if deposited in the mail, postage prepaid, addressed as provided below; (c) when transmission is verified, if telecopied; and (d) on the next business day, if timely delivered to a courier service guaranteeing overnight delivery; provided that the Escrow Agent shall have no obligation hereunder unless notice is actually received by it;

If to Airbee/SUB:	Airbee Wireless, Inc. 9400 Key West Avenue Rockville, Maryland 20850 Facsimile No.: 301-517-1861 Attention: President

If to Identity/Seller:	Identity, Inc. 1536 32nd Street Columbus, Georgia 31904

If to the Escrow Agent:	Adorno & Yoss, LLC, 350 East Las Olas Blvd., 17th Floor Fort Lauderdale, Florida 33301 Facsimile No.: 954-766-7800 Attention: Brian Pearlman, Esq.

Any party may change its address by providing written notice of such change to the other parties hereto. All notices and communications provided to the Escrow Agent shall be signed by duly authorized persons of each.

8. Termination of Escrow Agreement. The Escrow Agent’s responsibilities hereunder shall terminate upon the earliest to occur of the termination or rescission of this Escrow Agreement by mutual consent of the parties, the release or return of the Escrow Shares under Section 3, the disbursement of the Escrow Shares into court under Section 4, or the resignation of the Escrow Agent under Section 5.

9. Entire Escrow Agreement. This Escrow Agreement contains the entire understanding by and among the parties hereto with respect to the subject matter hereof; there are no promises, agreements, understandings, representations or warranties, other than as herein set forth. No change or modification of this Escrow Agreement shall be valid or effective unless the same is in writing and is signed by all of the parties hereto.

10. Counterparts. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

11. Conflict. The parties hereto acknowledge that Escrow Agent has in the past represented Airbee, has represented Airbee in the transactions provided for in this Escrow Agreement and in the Merger Agreement, and will, in the event of litigation between the parties hereto, represent Airbee in said litigation. The parties hereto hereby waive any and all conflicts of interests that may exist as a result of such representation by Escrow Agent of Airbee.

IN WITNESS WHEREOF, the parties hereto have caused their respective hands to be set hereto with the intention of being bound effective in all respects as of the date first written above.

Airbee Wireless, Inc., a Delaware corporation	Identity, Inc., a Delaware corporation
By: /s/ Sundaresan Raja	By: /s/ Daniel R. Nelson

Sundaresan Raja	Daniel R. Nelson
President & Chief Executive Officer	President
Airbee Automotive Group, Inc, a Delaware corporation By: /s/ E. Eugene Sharer —	___/s/_Daniel R.Nelson_______________
E. Eugene Sharer	—
President	DANIEL R. NELSON
ADORNO & YOSS, LLP
By: ___/s/_Adorno & Yoss, LLP_________